SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	December 31, 2004

ProLogis

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

14100 East 35th Place, Aurora, Colorado	80011

(Address of Principal Executive Offices)	(Zip Code)

(303) 375-9292

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective December 31, 2004, K. Dane Brooksher resigned as Chief Executive Officer of ProLogis. Also effective that date, Irving F. (Bud) Lyons resigned as Chief Investment Officer. Messrs. Brooksher and Lyons will remain as members of the Board of Trustees of ProLogis serving as Chairman and Vice Chairman, respectively.

     As previously announced, effective January 1, 2005, Jeffrey H. Schwartz was appointed Chief Executive Officer and Walter C. Rakowich was appointed as President and Chief Operating Officer. Certain information regarding each of the foregoing officers follows.

     Jeffrey H. Schwartz — 45 — Chief Executive Officer since January 1, 2005. Mr. Schwartz was President of International Operations since March 2003 and President and Chief Operating Officer — Asia since March 2002. Mr. Schwartz was President and Chief Executive Officer of Vizional Technologies, Inc., an unconsolidated investee of ProLogis, from September 2000 to February 2002. From October 1994 to August 2000, Mr. Schwartz was with ProLogis, most recently as Vice Chairman for International Operations. Prior to originally joining ProLogis in October 1994, Mr. Schwartz was a founder and managing partner of The Krauss/ Schwartz Company, an industrial real estate developer in Florida.

     Walter C. Rakowich — 47 — President and Chief Operating Officer since January 1, 2005. Mr. Rakowich was Managing Director and Chief Financial Officer of ProLogis since December 1998, where he was responsible for worldwide corporate finance. Mr. Rakowich has been with ProLogis in various capacities since July 1994. Prior to joining ProLogis, Mr. Rakowich was a consultant to ProLogis in the area of due diligence and acquisitions and he was a Principal with Trammell Crow Company, a diversified commercial real estate company in North America.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
January 3, 2005	By:	/s/ Walter C. Rakowich
		Name:	Walter C. Rakowich
		Title:	President and Chief Operating Officer

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